As filed with the Securities and Exchange Commission on May 17, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

ADVANCED DIGITAL INFORMATION CORPORATION
(Exact name of Registrant as specified in its charter)

Washington	91-1618616
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 97057
11431 Willows Road N.E.
Redmond, Washington 98073-9757
(Address of principal executive offices, including zip code)

Advanced Digital Information Corporation Outside Directors August 2000 Stock Option Program

Advanced Digital Information Corporation Amended and Restated 1999 Stock Incentive Compensation Plan
1997 Stock Option Plan of Pathlight Technology, Inc.
(Full title of the plans)

PETER H. VAN OPPEN
Chief Executive Officer
Advanced Digital Information Corporation
P.O. Box 97057
11431 Willows Road N.E.
Redmond, Washington 98073-9757
(425) 881-8004
(Name, address and telephone number, including area code, of agent for service)
______________________

Copy to:

SCOTT L. GELBAND
Perkins Coie LLP
505 Fifth Avenue South, Suite 620
Seattle, Washington 98104-3846

(206) 287-3505

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to Be	Proposed Maximum		Proposed Maximum	Amount of
to Be Registered	Registered(1)	Offering Price Per Share		Aggregate Offering Price	Registration Fee

Common Stock, no par value, subject to outstanding options under the:

Outside Directors August 2000 Stock Option Program	21,600	$12.7815	(2)	$276,080.40	$69.02

1997 Stock Option Plan of Pathlight Technology, Inc.	520,502 (3)	$1.399	(4)	$728,182.30	$182.05

Common Stock, no par value, authorized but not subject to outstanding options or subject to prior registration under the:

Amended and Restated 1999 Stock Incentive Compensation Plan	2,000,000	$22.015	(5)	$44,030,000.00	$11,007.50

TOTAL:	2,542,102			$45,034,262.70	$11,258.57

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)	Computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price of $12.7815 represents the exercise price for each currently outstanding option grant.

(3)	Pursuant to an Agreement and Plan of Merger among the Registrant, PTech Acquisition, Inc. and Pathlight Technology, Inc. (“Pathlight”) dated as of January 30, 2001 (the “Merger Agreement”), the Registrant assumed the outstanding options to purchase common stock of Pathlight, under its 1997 Stock Option Plan (the “Pathlight Assumed Options”), with appropriate adjustments to the number of shares and the exercise price of each Pathlight Assumed Option to reflect the ratio at which Pathlight common stock was converted into common stock of the Registrant under the Merger Agreement.

(4)	Shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price and the registration fee have been computed based on the weighted average exercise price for shares subject to outstanding options, which exercise prices range from $3.454 per share to $0.123 per share.

(5)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price per share under the plans is estimated to be $22.015 based on the average of the high ($23.25) and low ($20.78) sales prices for the Common Stock on May 14, 2001 as reported by the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

      (a) The Registrant’s Annual Report on Form 10-K for the year ended October 31, 2000, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

      (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

      (c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10, as amended, under Section 12(g) of the Exchange Act.

      All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregister the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

      Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 10 of the Registrant’s Restated Bylaws provides for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law.

      Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transactions from which the director personally receives a benefit in money, property or services to which the director is not entitled. Article 11 of the Registrant’s Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

      The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts or omissions while acting in their official capacities and has entered into indemnification agreements with its officers and directors.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

Item 8. EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Advanced Digital Information Corporation Outside Directors August 2000 Stock Option Program

99.2	Advanced Digital Information Corporation Amended and Restated 1999 Stock Incentive Compensation Plan (incorporated by reference to Appendix A to ADIC’s Proxy Statement on Schedule 14A filed on January 17, 2001)

99.3	1997 Stock Option Plan of Pathlight Technology, Inc.

Item 9. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 16th day of May, 2001.

ADVANCED DIGITAL INFORMATION CORPORATION

/s/ Peter H. van Oppen

By:	Peter H. van Oppen Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

      Each person whose individual signature appears below hereby authorizes Peter H. van Oppen and Leslie S. Rock, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 16th day of May, 2001.

Signature	Title

/s/ Peter H. van Oppen Peter H. van Oppen	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Jon Gacek Jon Gacek	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Tom A. Alberg Tom A. Alberg	Director

/s/ Christopher T. Bayley Christopher T. Bayley	Director

/s/ Richard L. McCormick Richard L. McCormick	Director

Director

John W. Stanton

/s/ Walter F. Walker Walter F. Walker	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Advanced Digital Information Corporation Outside Directors August 2000 Stock Option Program

99.2	Advanced Digital Information Corporation Amended and Restated 1999 Stock Incentive Compensation Plan (incorporated by reference to Appendix A to ADIC’s Proxy Statement on Schedule 14A filed on January 17, 2001)

99.3	1997 Stock Option Plan of Pathlight Technology, Inc.